Exhibit 99.2

May 16, 2008

Mr. Andrew H. Jacobson

Re:      Terms of Employment Dear Mr. Jacobson:

This letter (“Letter Agreement”) is to confirm Cyanotech Corporation’s employment offer to you of the position of President and Chief Executive Officer of Cyanotech Corporation (“Company”), including the compensation, benefits and other terms and conditions we have discussed over the past two months. This Letter Agreement covers a period of up to thirty-six months from your Employment Date, as hereinafter defined.

Position: President and Chief Executive Officer; you will report directly to the Board of Directors and serve at the pleasure of the Board, subject to the terms and conditions of this Agreement. It is anticipated that you will be appointed, or nominated for election, to fill any vacancy whenever one first occurs on the Board of Directors, which should be no later than the date of the next Annual Meeting of Stockholders in September 2008. The Company maintains a policy of officer and director liability insurance under which coverage would extend to you.

Duties: You will perform the duties and responsibilities of your position in accordance with the Company’s Articles of Incorporation, ByLaws, Code of Conduct and resolutions and directives of the Board of Directors, as well as rules, handbooks and policies generally applicable to all Company employees. Each of the foregoing are available to you either on the Company’s website or upon request to William R. Mans, Vice President of Finance and Chief Financial Officer of the Company. Subject to the foregoing, you shall have authority over, and responsibility for, all of the Company’s operations and its performance. You will perform your duties faithfully and satisfactorily and in the best interest of the Company to the standard reasonably expected of a person in your position.

Salary: $335,000.00 per twelve-month year, payable monthly in accordance with normal payroll periods established by the Company, against which standard federal, state and local deductions and any further deductions you authorize will be made.

Bonus: So long as you remain employed under this Letter Agreement, you will be eligible to receive a performance-based annual bonus effective for the fiscal years ending March 31, 2010 and 2011, based upon standards to be established by the Board of Directors for each such year, with a maximum payment of$100,000 per annum. Thereafter, the Board of Directors will negotiate a subsequent bonus arrangement.

Stock Option Grants: You will be granted stock options exercisable for shares equivalent to approximately 7.5% of the amount of shares of common stock of the Company outstanding on the date of your employment (“Employment Date”). As you are aware, the amount of options is currently not available under the Company’s 2005 Stock Option Plan (“Plan”). The Company

will, therefore, grant you options exercisable for 131,056 shares upon your Employment Date and will seek stockholder approval of additional shares at its 2008 Annual Stockholders Meeting sufficient to award you options for an additional 262,112 shares. The exercise price for the initial 2.5% stock option award will be the closing market price as of your Employment Date. The exercise price for the additional 262,112 shares will be the closing market price on the day of award which is expected to be the day of the 2008 Annual Stockholders Meeting. Of the total stock option awards, all of the first 131,056 share option grant will be exercisable on May 16, 2009 (your 12-month anniversary of employment); 131,056 of the 262,112 share option grant will become exercisable on May 16, 2010 (your 24-month anniversary); and all of the remaining stock options for 131,056 shares will become exercisable on May 16, 2011 (your 36-month anniversary). In the event of a change of control, as defined in the Plan, during your employment, all outstanding options will vest immediately upon that occurrence. All stock option grants hereunder will be evidenced by a Cyanotech 2005 Stock Option Plan Agreement in the customary form, or other such Stock Option Plan and customary documentation as may be required to accomplish the foregoing.

Employee Benefit Programs: You will be eligible to participate in, and be covered by, the Company’s employee benefit programs, subject to any preconditions in those programs, upon your Employment Date. Group or individual life insurance for you will be arranged in the amount of $300,000.00. Other specific programs currently in place include: health (physician, prescription, dental, vision); a medical savings plan; a short term disability plan; and a profit sharing plan/40 1(k) plan (the former is a Company contribution plan and the later is contributory by employees without an employer match beyond the designation of any profit sharing plan contribution being earmarked for the 40 1(k)). You will be entitled to four weeks of vacation for each 12 months you are employed by the Company, but you agree to take no more than seven consecutive business days at any given time without prior approval by the Board of Directors. The Company also agrees to reimburse all of your reasonable business expenses.

Termination: Your employment as an executive officer of the Company will terminate upon your death or other termination of this Letter Agreement, and may be terminated: (i) upon the Board of Director’s determination that you are unable to perform the essential functions of your position due to disability, with or without accommodation, or that a requested accommodation would impose an undue hardship upon the Company, as provided for under applicable federal and/or state laws; (ii) for cause, at any time without prior notice; or (iii) without cause following the affirmative vote of a majority of the members of the Board of Directors and upon thirty days prior written notice, provided, however, that in the event of termination under this clause (iii), you would be paid a gross severance payment of $335,000.00, less standard federal, state and local deductions and any other deductions you have authorized.

“Cause” shall mean: (a) your material breach of any provision of this Letter Agreement; (b) your failure to adhere to any written policy or instruction after you have been given a reasonable opportunity to comply with the policy or instruction or to cure any failure to comply; (c) the misappropriation (or attempted misappropriation) of any Company funds or property; (d) upon the Board of Director’s determination that you have been personally dishonest, incompetent or negligent, or have been or are engaging in willful or negligent misconduct; (e) your commission of any willful or intentional act which, in the determination of the Board of Directors, could reasonably be expected to injure the Company’s reputation, business or business relationships; and/or (1) your conviction within the last ten years of an offense which the Board of Directors determines will have an adverse effect upon its confidence in your ability to carry out your duties and responsibilities.

Change of Control Payment: Upon a change of control as defined in the Plan and your termination other than for cause, you will be paid a severance payment equal to twice your then-annual salary, less all standard federal, state and local deductions and any other deductions you have authorized, as of your date of termination. This severance payment would be in place of, and not in addition to, any severance payment provided for in clause (iii) of the Termination paragraph, above.

Confidentiality: You agree not to divulge any confidential personnel, financial and business information of the Company which you may learn or become aware of as a result of your employment, except to the extent such use or disclosure: (a) is necessary to your performance of this Letter Agreement and in furtherance of the Company’s best interests, (b) is required by applicable law or court order, or (c) is in the public domain other than as a result of a breach of this provision. The Company agrees not to divulge any confidential personal information about you which it may learn or become aware of as a result of your employment, except to the extent such use or disclosure: (a) is necessary to the Company’s performance of this Letter Agreement and in furtherance of the Company’s best interests, (b) is required by applicable law or court order, or (c) is in the public domain other than as a result of a breach of this provision. These provisions may be waived at any time in writing in response to a specific written request by the other party hereto. These provisions, except as otherwise provided herein, shall survive the expiration, suspension or termination, for any reason, of this Letter Agreement.

Arbitration: Any and all claims, controversies or disputes arising out of or relating to this Letter Agreement, or the breach thereof, which remain unresolved after direct negotiations between us, shall first be submitted to confidential Mediation in Honolulu in accordance with the Rules, Procedures and Protocols for Mediation of Disputes of Dispute Prevention & Resolution, Inc. (“DPRI”), then in effect. If any issues, claims or disputes remain unresolved after mediation concludes, we agree to submit any such issues to binding arbitration in Honolulu before one/three arbitrator(s) in accordance with the Rules, Procedures and Protocols for Arbitration of Disputes of DPRI, then in effect. However, we agree that the foregoing shall not preclude either of us from seeking any injunctive or equitable relief from a court of competent jurisdiction pursuant to any provision of this Letter Agreement. We each further agree that, subject to Chapter 658A, Hawaii Revised Statutes, as the same may hereafter be amended or recodified, the award of the arbitrator(s) shall be binding upon each of us and that judgment upon the award rendered may be entered in any court of competent jurisdiction.

Miscellaneous: This Letter Agreement contains the entire agreement of between us on all matters pertaining to your employment by the Company. No modification or amendment shall be valid unless it is in writing and signed by both of us. All terms and provisions of this Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by each of us and our respective successors and any lawful assigns. The failure of the Company to require performance of any provision of this Letter Agreement shall in no manner affect the right of the Company at a later time to enforce any provision of this Letter Agreement. A waiver of a breach of any term or condition herein shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Letter Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. The parties intend that this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii and, as applicable, federal laws, rules and regulations. Pending notification of any change of address by you in writing to the Company to the attention of its Chairman or Chief Financial Officer, we will rely upon the address used in this Letter Agreement for sending any notice or other communication pursuant to the terms of this Letter Agreement.

Employment Date: Please indicate and initial the date upon which we both agree you shall commence your employment with the Company: May 16, 2008 (date)    (AHJ)

The directors of Cyanotech Corporation are very pleased that you have agreed to join the Company and are enthusiastic about the prospects for the Company under your leadership. Please acknowledge your agreement with, and acceptance of, the foregoing terms by signing below where indicated. This Letter Agreement is in three duplicate original copies, so that after signing you can return one to the undersigned and one to Mr. Robertson and retain one for your records.

Sincerely,

CYANOTECH Corporation

/s/ William R. Maris

		By:	William R. Maris
		Its:	Vice President of Finance, Secretary, Treasurer and
Chief Financial Officer
ACKNOWLEDGED AND ACCEPTED
this 16th day of May 2008

/s/ Andrew H. Jacobson (AHJ)

Cc:	Gregg Robertson
Lead Independent Director
Honolulu, HI